Exhibit 10.6

SECOND AMENDED AND RESTATED

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

THIS SECOND AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT (this “Agreement”) is entered into as of April 6, 2011, by and among:

1.                                       LaShou Group Inc., a company organized under the laws of Cayman Islands (the “Company”),

2.                                       each of the individuals and their respective holding companies listed on Schedule A attached hereto (each such individual, a “Principal” and collectively, the “Principals”, each such holding company, a “Principal Holding Company” and collectively, the “Principal Holding Companies”), and

3.                                       each of the Persons named on Schedule B hereto (each, an “Investor” and collectively the “Investors”).

Each of the parties to this Agreement is referred to herein individually as a “Party” and collectively as the “Parties”.  Capitalized terms used herein without definition shall have the meanings set forth in the Shareholders Agreement (as defined below).

RECITALS

A.                                   The Company, the Principals and their respective Principal Holding Companies and certain of the Investors entered into that certain Amended and Restated Right of First Refusal and Co-Sale Agreement dated as of December 31, 2010, as amended on February 11, 2011 (the “Prior Agreement”) in connection with the sale of the Company’s Series B Preferred Shares.

B.                                     Certain Investors have agreed to purchase from the Company, and the Company has agreed to sell to the Investors, certain Series C Preferred Shares (as defined below) of the Company on the terms and conditions set forth in the Series C Preferred Share Purchase Agreement entered into on March 23, 2011 by and among the Company, the Principals, the Principal Holding Companies, such Investors, and certain other parties thereto (the “Purchase Agreement”).

C.                                     The Purchase Agreement provides that it is a condition precedent to the consummation of the transactions contemplated under the Purchase Agreement that the Parties enter into this Agreement to amend and restate the Prior Agreement.

D.                                    The Parties desire to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein on the terms and conditions set forth herein.

WITNESSETH

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereto hereby agree as follows:

1.             Definitions.

1.1          The following terms shall have the meanings ascribed to them below:

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of an Investor, the term “Affiliate” also includes (v) any shareholder of the Investor, (w) any of such shareholder’s or Investors’ general partners or limited partners, (x) the fund manager managing such shareholder or Investor (and general partners, limited partners and officers thereof) and other funds managed by such fund manager, and (y) trusts Controlled by or for the benefit of any such Person referred to in (v), (w) or (x).

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by Law to be closed in the PRC.

“Charter Documents” means, with respect to a particular legal entity, the articles or certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Class A Ordinary Share” means a class A ordinary share of US$0.0000005 par value per share in the capital of the Company having the rights attaching to it as set out in the Memorandum and Articles.

“Class B Ordinary Share” means a class B ordinary share of US$0.0000005 par value per share in the capital of the Company having the rights attaching to it as set out in the Memorandum and Articles.

“Control” of a given Person means the power or authority, whether exercised or not, to direct or cause the direction of the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person.  The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Deemed Liquidation Event” has the meaning given to such term in the Memorandum and Articles.

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any contract providing for the acquisition of any of the foregoing.

“Governmental Authority” means any government of any nation or any federation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group Company” means each of the Company, and its direct and indirect Subsidiaries, including with limitation the Company, the HK Subsidiary, the WFOE and the Domestic Company, and “Group” refers to all of Group Companies collectively.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Memorandum and Articles” means the Memorandum of Association of the Company and the Articles of Association of the Company, as each may be amended and/or restated from time to time.

“Ordinary Share Equivalents” means any Equity Security which is by its terms convertible into or exchangeable or exercisable for Ordinary Shares or other share capital of the Company, including without limitation, the Preferred Shares.

“Ordinary Shares” means collectively, the Class A Ordinary Shares and the Class B Ordinary Shares.

“Ordinary Shareholder” means a holder of Ordinary Shares.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and the islands of Taiwan.

“Preferred Shares” means, collectively, the Series A Preferred Shares, the Series B

Preferred Shares and the Series C Preferred Shares.

“Qualified IPO” has the meaning given to such term in the Memorandum and Articles.

“Requisite Preferred Holders” means the holders of at least 30% of the voting power of the outstanding Preferred Shares (voting together as a single class and on an as-converted basis)

“Series A Preferred Shares” means, collectively, (i) the Series A-1 Preferred Shares of the Company, par value US$0.0000005 per share, with the rights and privileges as set forth in the Memorandum and Articles, (ii) the Series A-2 Preferred Shares of the Company, par value US$0.0000005 per share, with the rights and privileges as set forth in the Memorandum and Articles, (iii) the Series A-3 Preferred Shares of the Company, par value US$0.0000005 per share, with the rights and privileges as set forth in the Memorandum and Articles and (iv) the Series A-4 Preferred Shares of the Company, par value US$0.0000005 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series B Preferred Shares” means the Series B Preferred Shares of the Company, par value US$0.0000005 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series C Investor” means each of the holder of Series C Preferred Shares.

“Series C Preferred Shares” means the Series C Preferred Shares of the Company, par value US$0.0000005 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Shareholder” means any holder of any Share.

“Shareholders Agreement” means the Shareholders Agreement, as defined in the Purchase Agreement and as amended from time to time.

“Share Sale” has the meaning given to such term in the Memorandum and Articles.

“Shares” means the Ordinary Shares and the Preferred Shares.

“Subsidiary” means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person.

“Valuation” has the meaning given to such term in the Memorandum and Articles.

1.2          Other Defined Terms.  The following terms shall have the meanings defined for such terms in the Sections set forth below:

Agreement	Preamble
Arbitration Notice	6.5(i)
Approved Sale	4.1
Block Co-sale Notice	2.7(i)
Block Sale	2.7(i)
Block Shares	2.7(i)
Block Transferor	2.7(i)
Company	Preamble

Company Notice	2.2(iii)(a)
Company Option Period	2.2(ii)
Co-Sale Notice	2.3(i)
Dispute	6.5(i)
Drag Holders	4.1
Exercising Shareholder	2.2(iii)(c)
HKIAC	6.5(ii)
HKIAC Rules	6.5(ii)
Investors	Preamble
Offered Shares	2.2(i)
Offeror	4.1
Option Period	2.2(iii)(a)
Other Restriction Agreements	2.1(vi)
Party/Parties	Preamble
Principal	Preamble
Principal Holding Company	Preamble
Prior Agreement	Recitals
Pro Rata Share	2.2(iii)(b)
Prohibited Transfer	2.6
Purchase Agreement	Recitals
Re-allotment Period	2.2(iii)(c)
Second Notice	2.2(iii)(c)
Selling Series C Investor	2.7(i)
Selling Shareholder	2.3(i)
Transfer	2.1(i)
Transferor	2.2(i)
Transfer Notice	2.2(i)

1.3          Interpretation.  For all purposes of this Agreement, except as otherwise expressly herein provided, (i) the terms defined in this Section 1 shall have the meanings assigned to them in this Section 1 and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned under the Accounting Standards (as defined in the Shareholders Agreement), (iii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (iv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (v) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (vi) all references in this Agreement to designated Schedules, Exhibits and Appendices are to the Schedules, Exhibits and Appendices attached to this Agreement, (vii) references to this Agreement, and any other document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time, (viii) the term “or” is not exclusive, (ix) the term “including” will be deemed to be followed by “, but not limited to,” (x) the terms “shall,” “will,” and “agrees” are mandatory, and the term “may” is permissive, (xi) the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning, (xii) the term “voting power” refers to the number of votes attributable to the Shares (on an as-converted basis) in accordance with the terms of the Memorandum and Articles, (xiii) the headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement, (xiv) references to Laws include any such Law modifying, re-enacting, extending or made pursuant to the same or which is modified, re-enacted, or extended by the same or pursuant to which the same is made, and (xv) all references to dollars or to “US$” are to currency of the United States of America and all references to RMB are to currency of the PRC (and each shall be deemed to include reference to the equivalent amount in other currencies).

2.             Restriction on Transfers; Rights of First Refusal and Co-Sale Rights.

2.1          Restriction on Transfers.

(i)                    Principals and Principal Holding Companies.  No Principal or Principal Holding Company, regardless of such Principal’s employment status with the Company, shall directly or indirectly sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way or otherwise grant any interest or right with respect to (“Transfer”) all or any part of any interest in any Equity Securities of the Company now or hereafter owned or held by such Principal or Principal Holding Company prior to a Qualified IPO, without the prior written consent of the Requisite Preferred Holders.

(ii)                   Investors.  For the avoidance of doubt, Investors may freely Transfer any Equity Securities of the Company now or hereafter owned or held by them without limitation; provided that (i) such Transfer is effected in compliance with all applicable Laws and (ii) the transferee shall execute and deliver such documents and take such other actions as may be necessary for the transferee to join in and be bound by the terms of this Agreement as an “Investor” (if not already a Party hereto) and the Shareholders Agreement as an “Investor” (if not already a party thereto) upon and after such Transfer. The Company will update its register of members upon the consummation of any such permitted Transfer.

(iii)                  Prohibited Transfers Void.  Any Transfer of Equity Securities of the Company not made in compliance with this Agreement shall be null and void as against the Company, shall not be recorded on the books of the Company and shall not be recognized by the Company or any other Party.

(iv)                  No Indirect Transfers.  Each Principal and Principal Holding Company agrees not to circumvent or otherwise avoid the transfer restrictions or intent thereof set forth in this Agreement, whether by holding the Equity Securities of the Company indirectly through another Person (including a Principal Holding Company) or by causing or effecting, directly or indirectly, the Transfer or issuance of any Equity Securities by any such Person (including a Principal Holding Company), or otherwise. Each Principal and each Principal Holding Company furthermore agrees that, so long as such Principal is bound by this Agreement, the Transfer, sale or issuance of any Equity Securities of any Principal Holding Company of such Principal without the prior written consent of the Requisite Preferred Holders shall be prohibited, and each such Principal and each such Principal Holding Company agrees not to make, cause or permit any Transfer, sale or issuance of any Equity Securities of such Principal Holding Company without the prior written consent of the Requisite Preferred Holders.  Any purported Transfer, sale or issuance of any Equity Securities of any Principal Holding Company in contravention of this Agreement shall be void and ineffective for any and all purposes and shall not confer on any transferee or purported transferee any rights whatsoever, and no Party (including without limitation, any Principal or Principal Holding Company) shall recognize any such Transfer, sale or issuance.

(v)                   Performance.  Each Principal irrevocably agrees to cause and guarantee the performance and compliance by each Principal Holding Company Controlled by such Principal of all respective covenants and obligations under this Agreement mutatis mutandis.

(vi)                  Cumulative Restrictions.  For purposes of clarity, the restrictions on transfer set forth in this Agreement on a Party are cumulative with, and in addition to, the restrictions set forth in each other agreement imposing restrictions on transfer by such Person of Equity Securities of the Company (collectively, the “Other Restriction Agreements”), including the Shareholders Agreement, and not in lieu thereof.

(vii)                 Exempt Transaction.  Regardless of anything else contained herein, Sections 2 shall not apply with respect to the paragraphs (a), (b), (c), (d), (e), (f) and (g) below and Section 3.1 of this Agreement shall not apply with respect to paragraphs (c) and (d) below:

(a)           a transfer made pursuant to Section 4 of this Agreement or Articles 123 and 124 of the Memorandum and Articles;

(b)           any bona fide pledge made pursuant to a bona fide loan transaction as agreed in writing by the Requisite Preferred Holders that creates a mere security interest, if the pledgee executes a counterpart copy of this Agreement and becomes bound thereby in same manner as a Principal in the event that and to the extent that such pledgee ever acquires ownership of such shares;

(c)           any transfers to a Principal’s spouse, ex-spouse, domestic partner, lineal descendant or antecedent, brother or sister, the adopted child or adopted grandchild, or the spouse or domestic partner of any child, adopted child, grandchild or adopted grandchild of Principal, or to a trust or trusts for the exclusive benefit of Principal or those members of Principal’s family specified in this Section 2.1(vii)(c) or transfers by devise or descent to any such Person or Persons for tax planning, estate planning or similar purposes;

(d)           any bona fide gift effected for tax planning purposes, provided that the pledgee, transferee or donee or other recipient executes a counterpart copy of this Agreement and becomes bound thereby as a Principal or a Principal Holding Company, as applicable;

(e)           transfer of any Equity Securities of the Company now or hereinafter held by a Principal or his respective Principal Holding Company to the public pursuant to an effective registration statement;

(f)            any repurchase of Equity Securities by the Company at no more than cost from terminated employees, officers or consultants in accordance with the ESOP (as defined in the Memorandum and Articles); and

(g)           any Transfer of Equity Securities of Lashou Group Employee Holding Inc. and Multi Fortune Partners Group Ltd. with the approval of Mr. Bo Wu and, prior to the earlier of the Qualified IPO or a Deemed Liquidation Event, the Requisite Preferred Holders.

provided that, in each case of (b), (c), and (d), the Transferor has provided the Requisite Preferred Holders reasonable evidence of the satisfaction of all applicable filings or registrations required by SAFE under the SAFE Rules and Regulations and each transferee, pledgee, donee or other recipient shall have executed a document in form and substance reasonably satisfactory to the Requisite Preferred Holders assuming the obligations of such Principal or Principal Holding Company under this Agreement and the applicable Other Restriction Agreements as a Principal or Principal Holding Company, with respect to the transferred Equity Securities, and in the case of (c), provided further that the Transferor shall remain liable for any breach by the permitted transferee of any provision under this Agreement or the applicable Other Restriction Agreement.

(viii)                Acknowledgement.  Each Principal and each Principal Holding Companies hereby represent that neither such Principal or Principal Holding Company, nor any Person owned or controlled by such Principal or Principal Holding Company (other than a Group Company), owns any business that competes with the Group Companies (as defined in the Purchase Agreement).

2.2          Rights of First Refusal.

(i)                    Transfer Notice.  To the extent the applicable consent of the Requisite Preferred Holders is given pursuant to Section 2.1, if any Principal or Principal Holding Company (a “Transferor”) proposes to Transfer any Equity Securities of the Company or any interest therein to one or more third parties, then the Transferor shall give the Company and each Investor written notice of the Transferor’s intention to make the Transfer (the “Transfer Notice”), which shall include (i) a description of the Equity Securities or interest therein to be transferred (the “Offered Shares”), (ii) the identity and address of the prospective transferee and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made.  The Transfer Notice shall certify that the Transferor has received a definitive offer from the prospective transferee and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice.  The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer. For the avoidance of doubt, any Transfer (including by way of a new issue of Equity Securities of the Principal Holding Company to one or more third parties) of any Equity Securities of a Principal Holding Company shall be deemed to be a Transfer of Shares of the Company, in which event the words “Offered Shares” shall be deemed to reference such number of Shares of the Company to be indirectly Transferred, and the words “same price as described in the Transfer Notice” applicable to such Offered Shares (or words to such effect) in this Section 2 shall be deemed to reference the price per Share of the Company, equal to the aggregate price offered by the prospective transferee for the Equity Securities of the Principal Holding Company, divided by the number of Shares of the Company to be indirectly Transferred, with such adjustment as deemed to be appropriate if such Principal Holding Company holds any asset other than the Shares of the Company held thereby.

(ii)                   Option of Company. The Company shall have an option for a period of ten (10) days following receipt of the Transfer Notice (the “Company Option Period”) to elect to purchase all or a portion of the Offered Shares, at the same price and subject to the same terms and conditions as described in the Transfer Notice, exercisable by written notice to the Transferor (with a copy to the Investors).

(iii)                  Option of Investors.

(a)           If the Company does not timely elect to purchase all of the Offered Shares pursuant to clause (ii) above, then the Company shall deliver to each Investor written notice (the “Company Notice”) thereof within ten (10) days after the expiration of the Company Option Period, and each such Investor shall have an option for a period of ten (10) days following receipt of the Company Notice (the “Option Period”) to elect to purchase all or any portion of its respective Pro Rata Share of the remaining Offered Shares at the same price and subject to the same terms and conditions as described in the Transfer Notice, by notifying the Transferor and the Company in writing before expiration of the Option Period as to the number of such Offered Shares that it wishes to purchase.

(b)           For the purposes of this Section 2.2(iii), an Investor’s “Pro Rata Share” of such Offered Shares shall be equal to (i) the total number of such Offered Shares, multiplied by (ii) a fraction, the numerator of which shall be the aggregate number of Ordinary Shares held by such Investor on the date of the Transfer Notice (including all Preferred Shares held by such Investor on an as-converted to Ordinary Share basis) and the denominator of which shall be the total number of Ordinary Shares held by all Investors on such date (including all Preferred Shares held by such Investors on an as-converted to Ordinary Share basis).

(c)           If any Investor fails to exercise its right to purchase its full Pro Rata Share of such Offered Shares, the Company shall deliver written notice thereof (the “Second Notice”), within five (5) days after the expiration of the Option Period, to the Transferor and to each Investor that elected to purchase its entire Pro Rata Share of the Offered Shares (an “Exercising Shareholder”).  The Exercising Shareholders shall have a right of re-allotment, and may exercise an additional right to purchase such unpurchased Offered Shares by notifying the Transferor and the Company in writing within ten (10) days after receipt of the Second Notice (the “Re-allotment Period”); provided, however, that if the Exercising Shareholders desire to purchase in aggregate more than the number of such unpurchased Offered Shares, then such unpurchased Offered Shares will be allocated to the extent necessary among the Exercising Shareholders in accordance with their relative Pro Rata Shares.

(d)           Subject to applicable securities Laws, each Investor shall be entitled to apportion Offered Shares to be purchased among its Affiliates, provided that such Investor notifies the Company and the Transferor in writing and such Affiliates shall execute and deliver such documents and take such other actions as may be necessary for such Affiliates to join in and be bound by the terms of this Agreement as an “Investor” (if not already a Party hereto) and the Shareholders Agreement as an “Investor” (if not already a party thereto) upon and after such Transfer.

(iv)                  Procedure. If the Company or any Investor gives the Transferor notice that it desires to purchase Offered Shares, and, as the case may be, any re-allotment, then payment for the Offered Shares to be purchased shall be made by check (if agreeable to the Transferor), or by wire transfer in immediately available funds of the appropriate currency, against delivery of such Offered Shares to be purchased, at a place agreed to by the Transferor, the Company (if it is a purchaser) and all the Exercising Shareholders (if they are purchasers) and at the time of the scheduled closing therefor, but if they cannot agree, then at the principal executive offices of the Company on the 45th day after the Company’s receipt of the Transfer Notice, unless such notice contemplated a later closing date with the prospective third party transferee or unless the value of the purchase price has not yet been established pursuant to Section 2.2(v), in which case the closing shall be on such later date or as provided in Section 2.2(v)(d).  The Company will update its register of members upon the consummation of any such Transfer.

(v)                   Valuation of Property.

(a)           Should the purchase price specified in the Transfer Notice be payable in property other than cash or evidences of indebtedness, the Company and/or the Investors, as applicable, shall have the right to pay the purchase price in the form of cash equal in amount to the fair market value of such property.

(b)           If the Transferor, the Company (if it is a purchaser), and the Exercising Shareholders holding a majority of the Offered Shares elected to be purchased by all Exercising Shareholders (if they are purchasers) cannot agree on such cash value within the Option Period, the valuation shall be made by an appraiser of internationally recognized standing jointly selected by agreement of such groups or, if they cannot agree on an appraiser within the Option Period, each such group shall select an appraiser of internationally recognized standing and such appraisers shall designate another appraiser of internationally recognized standing, whose appraisal shall be determinative of such value.

(c)           The cost of such appraisal shall be shared equally by the Transferor, on the one hand, and the purchasers pro rata based on the number of Offered Shares such purchaser is purchasing, on the other hand.

(d)           If the value of the purchase price offered by the prospective transferee is not determined within 30 days following the Company’s receipt of the Transfer Notice from the Transferor, the closing of the purchase of Offered Shares by the Company and/or the Exercising Shareholders shall be held on or prior to the fifth (5th) Business Day after such valuation shall have been made pursuant to this Section 2.2(v).

2.3          Right of Co-Sale.

(i)                    To the extent the Company and the Investors do not exercise their respective rights of first refusal as to all of the Offered Shares proposed to be sold by the Transferor to the third party transferee identified in the Transfer Notice, the Transferor shall give notice thereof in writing to each Investor not exercising any right of first refusal pursuant to Section 2.2 (the “Co-Sale Notice”) (specifying in such Co-Sale Notice the number of remaining Offered Shares as well as the number of Shares that such Shareholder may participate with) within five (5) days of expiration of the Option Period or if applicable, the Reallotment Period, and each such Investor shall have the right to participate in such sale, to the third party transferee identified in the Transfer Notice, of the remaining Offered Shares not purchased pursuant to Section 2.2, on the same terms and conditions as specified in the Transfer Notice (but in no event less favorable to the Transferor) (and for the same consideration on an as converted to ordinary share basis) by notifying the Transferor in writing within ten (10) days following the date of the Co-Sale Notice (each such electing Investor, a “Selling Shareholder”).  Such Selling Shareholder’s notice to the Transferor shall indicate the number of Equity Securities the Selling Shareholder wishes to sell under its right to participate.  To the extent one or more Investors exercise such right of participation in accordance with the terms and conditions set forth below, the number of Offered Shares that the Transferor may sell in the Transfer to the third party transferee identified in the Transfer Notice shall be correspondingly reduced.

(ii)                   Subject to Section 2.7 (ii) below, the total number of Equity Securities that each Selling Shareholder may elect to sell shall be equal to the product of (i) the aggregate number of the remaining Offered Shares being transferred to the third party transferee identified in the Transfer Notice after giving effect to the exercise of all rights of first refusal pursuant to Section 2.2 hereof, multiplied by (ii) a fraction, the numerator of which is the number of Ordinary Shares (including Preferred Shares on an as-converted to Ordinary Share basis) owned by such Selling Shareholder on the date of the Transfer Notice and the denominator of which is the total number of Ordinary Shares (including Preferred Shares on an as-converted to Ordinary Share basis) owned by the Transferor and all Selling Shareholders.

(iii)                  Each Selling Shareholder shall effect its participation in the sale by promptly delivering to the Transferor for transfer to the prospective purchaser, before the applicable closing, one or more certificates, properly endorsed for transfer, which represent the type and number of Equity Securities which such Selling Shareholder elects to sell; provided, however that if the prospective third party purchaser objects to the delivery of Ordinary Share Equivalents in lieu of Ordinary Shares, such Selling Shareholder shall only deliver Ordinary Shares (and therefore shall convert any such Ordinary Share Equivalents into Ordinary Shares) and certificates corresponding to such Ordinary Shares, and the Company shall effect any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent on such transfer.

(iv)                  The share certificate or certificates that a Selling Shareholder delivers to the Transferor pursuant to this Section 2.3 shall be transferred to the prospective purchaser in consummation of the sale of the Equity Securities pursuant to the terms and conditions specified in the Transfer Notice, and the Transferor shall concurrently therewith remit to such Selling Shareholder that portion of the sale proceeds to which such Selling Shareholder is entitled by reason of its participation in such sale. The Company will update its register of members upon the consummation of any such Transfer.

(v)                   To the extent that any prospective purchaser prohibits the participation by a Selling Shareholder exercising its co-sale rights under this Section 2.3 in a proposed Transfer or otherwise refuses to purchase shares or other securities from a Selling Shareholder exercising its co-sale rights under this Section 2.3, the Transferor shall not sell to such prospective purchaser any Equity Securities unless and until, simultaneously with such sale, the Transferor shall purchase from such Selling Shareholder such shares or other securities that such Selling Shareholder would otherwise be entitled to sell to the prospective purchaser pursuant to its co-sale rights for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.

2.4          Non-Exercise of Rights.

(i)                    If the Company and the Investors do not elect to purchase all of the Offered Shares in accordance with Section 2.2, then, subject to the right of the Investors to exercise their rights to participate in the sale of Offered Shares within the time periods specified in Section 2.3, the Transferor shall have a period of ninety (90) days from the expiration of the Option Period in which to sell the remaining Offered Shares to the third party transferee identified in the Transfer Notice upon terms and conditions (including the purchase price) no more favorable to the purchaser than those specified in the Transfer Notice, so long as any such sale is effected in accordance with all applicable Laws. The Parties agree that each such transferee, prior to and as a condition to the consummation of any sale, shall execute and deliver to the Parties documents and other instruments assuming the obligations of such Transferor under this Agreement and the Shareholders Agreement with respect to the Offered Shares, and the transfer shall not be effective and shall not be recognized by any Party until such documents and instruments are so executed and delivered.

(ii)                   In the event the Transferor does not consummate the sale of such Offered Shares to the third party transferee identified in the Transfer Notice within ninety (90) day period, the rights of the Investors under Section 2.2 and Section 2.3 shall be re-invoked and shall be applicable to each subsequent disposition of such Offered Shares by the Transferor until such rights lapse in accordance with the terms of this Agreement.

(iii)                  The exercise or non-exercise of the rights of the Investors under this Section 2 to purchase Equity Securities from a Transferor or participate in the sale of Equity Securities by a Transferor shall not adversely affect their rights to make subsequent purchases from the Transferor of Equity Securities or subsequently participate in sales of Equity Securities by the Transferor hereunder.

2.5          [Reserved]

2.6          Prohibited Transfers. In the event the Transferor should sell any Equity Securities in contravention of the co-sale rights of the Investors under Section 2.3 (a “Prohibited Transfer”), the Investors, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and such Transferor shall be bound by the applicable provisions of such option.

(i)                    Put Option.  In the event of a Prohibited Transfer, each Investor shall have the right to sell to the Transferor the type and number of Equity Securities equal to the number of Equity Securities such Investor would have been entitled to transfer to the third-party transferee under Section 2.3 hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof.  Such sale shall be made on the following terms and conditions.

(a)           The price per share at which the shares are to be sold to the Transferor shall be equal to the price per share paid by the third-party transferee to the Transferor in the Prohibited Transfer.  The Transferor shall also reimburse each Investor for any and all reasonable fees and expense, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of such Investor’s rights under Section 2.

(b)           Within ninety (90) days after the later of the dates on which an Investor (x) received notice of the Prohibited Transfer or (y) otherwise becomes aware of the Prohibited Transfer, such Investor shall, if exercising the option created hereby, deliver to the Transferor an instrument of transfer and either the certificate or certificates representing shares to be sold under this Section 2.6 by such Investor, each certificate to be properly endorsed for transfer, or an affidavit of lost certificate. The Transferor shall, upon receipt of the foregoing, pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, in cash by wire transfer of immediately available funds or by other means acceptable to such Investor.  The Company will concurrently therewith record such transfer on its books and update its register of members and will promptly thereafter and in any event within five (5) days reissue certificates, as applicable, to the Transferor and the Investor reflecting the new securities held by them giving effect to such transfer.

(ii)                   Voidability of Prohibited Transfer.  Notwithstanding anything to the contrary contained herein and the rights afforded to the Investor in this Section 2.6, any attempt by a Transferor to transfer Equity Securities in violation of Section 2 shall be void, and the Company agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such shares without the written consent of the Requisite Preferred Holders.

2.7          Series C Investors’ Additional Co-sale Rights.

(i)                    If any Shareholder holding (together with all of its Affiliates) more than 10% of the total outstanding Shares of the Company on an as-if converted basis (each a “Block Transferor”) propose to Transfer any Equity Securities held thereby in one or a series of related transactions, to any Person other than any of its Affiliates (“Block Sale”), such Block Transferor shall give a written notice to each Series C Investor of the intention to make such Block Sale (the “Block Co-sale Notice”), which shall include (a) a description of the Equity Securities to be transferred (the “Block Shares”), (b) the identity and address of the prospective transferee and (c) the consideration and the material terms and conditions upon which the proposed Block Sale is to be made.  Each Series C Investor shall have the right to participate in such sale, to the third party transferee identified in the Block Co-sale Notice, of the Block Shares, on the same terms and conditions as specified in the Block Co-sale Notice (but in no event less favorable to the Block Transferor(s)) (and for the same consideration on an as converted to ordinary share basis) by notifying the Block Transferor(s) in writing within ten (10) days following the date of the Block Co-sale Notice (each such electing Series C Investor, a “Selling Series C Investor”).  Such Selling Series C Investor’s notice to the Block Transferor(s) shall indicate the number of Equity Securities the Selling Series C Investor wishes to sell under its right to participate.  To the extent one or more Series C Investors exercise such right of participation in accordance with the terms and conditions set forth below, the number of Block Shares that the Block Transferor(s) may sell in the transfer to the third party transferee identified in the Block Co-sale Notice shall be correspondingly reduced.

(ii)                   The total number of Equity Securities of the Company that each Selling Series C Investor may elect to sell shall be equal to (1) in the event that such Block Sale does not constitute a Share Sale, the product of (A) the aggregate number of the Block Shares being transferred to the third party transferee identified in the Block Co-sale Notice multiplied by (B) a fraction, the numerator of which is the number of Ordinary Shares (including Preferred Shares on an as-converted to Ordinary Share basis) owned by such

Selling Series C Investor on the date of the Block Co-sale Notice and the denominator of which is the total number of Ordinary Shares (including Preferred Shares on an as-converted to Ordinary Share basis) owned by the Block Transferor(s) and all Selling Series C Investors, or (2) in the event that such Block Sale constitutes a Share Sale, all the Equity Securities of the Company held by such Selling Series C Investor.  For the avoidance of doubt, to the extent there is any conflict between Section 2.3 and this Section 2.7, the provisions of this Section 2.7 shall prevail.

(iii)                  Each Selling Series C Investors shall effect its participation in the sale by promptly delivering to the Block Transferor(s) for transfer to the prospective purchaser, before the applicable closing, one or more certificates, properly endorsed for transfer, which represent the type and number of Equity Securities which such Selling Series C Investor elects to sell; provided, however that if the prospective third party purchaser objects to the delivery of Ordinary Share Equivalents in lieu of Ordinary Shares, such Selling Series C Investor shall only deliver Ordinary Shares (and therefore shall convert any such Ordinary Share Equivalents into Ordinary Shares) and certificates corresponding to such Ordinary Shares, and the Company shall effect any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent on such transfer in accordance with the Charter Documents of the Company.

(iv)                  The share certificate or certificates that a Selling Shareholder delivers to the Block Transferor(s) pursuant to this Section 2.7 shall be transferred to the prospective purchaser in consummation of the sale of the Equity Securities pursuant to the terms and conditions specified in the Block Co-sale Notice, and the Block Transferor(s) shall concurrently therewith remit to such Selling Series C Investor that portion of the sale proceeds to which such Selling Series C Investor is entitled by reason of its participation in such sale. The Company will update its register of members upon the consummation of any such Block Sale.

(v)                   To the extent that any prospective purchaser prohibits the participation by a Selling Series C Investor exercising its co-sale rights under this Section 2.7 in a proposed Block Sale or otherwise refuses to purchase shares or other securities from a Selling Series C Investor exercising its co-sale rights under this Section 2.7, the Block Transferor(s) shall not sell to such prospective purchaser any Equity Securities.

(vi)                  Any attempt by a Block Transferor to Transfer Equity Securities of the Company in violation of this Section 2.7 shall be void, and the Company agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such shares without the written consent of the holders of at least a majority of then outstanding Series C Preferred Shares.  Each Block Transferor agrees not to, and agrees to procure that its Affiliates will not, circumvent or otherwise avoid the transfer restrictions or intent of this Section 2.7 in any way, including (without limitation) by causing or effecting, directly or indirectly, any Transfer of any interest in any Equity Securities of the Company by any Affiliate of such Block Transferor or any Transfer or issuance of Equity Securities of such Block Transferor or its Affiliates.

3.             Lock-Up.

3.1          Lock-Up.  In addition to but not in lieu of any other transfer restriction contained herein, each Principal and each Principal Holding Company agrees that such Person will not during the period commencing on the date of the final prospectus relating to the first underwritten registered public offering of the Ordinary Shares and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days from the date of such final prospectus or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (x) the publication or other distribution of research reports and (y) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto) (i) lend, offer, pledge, hypothecate, hedge, sell, make any short sale of, loan, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Equity Securities of the Company or any Principal Holding Company (other than those included in such offering) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such Equity Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Equity Securities of the Company or other securities, in cash or otherwise.  The underwriters in connection with such public offering are intended third party beneficiaries of this Section and shall have the right, power and authority to enforce the provisions hereof as though they were a Party hereto. Each Principal and Principal Holding Company agrees to execute and deliver to the underwriters a lock-up agreement containing substantially similar terms and conditions as those contained herein.

4.             Drag-Along Rights.

4.1          Drag-Along Obligations.  At any time after March 23, 2014, if (a) the Requisite Preferred Holders on one hand, and (b) the holders of at least a majority of the voting power of all then-outstanding Shares (voting together as a single class and on an as-converted to Ordinary Share basis) on the other hand ((a) and (b) collectively, the “Drag Holders”) approve a Deemed Liquidation Event, whether structured as a merger, reorganization, asset sale, share sale, sale of Control of the Company, or otherwise (the “Approved Sale”), to any Person who is not an Affiliate of any Drag Holder (the “Offeror”), then at the request of the Drag Holders the Company shall promptly notify in writing each other holder of Equity Securities of the Company and the material terms and conditions of such proposed Approved Sale, whereupon each such holder shall, in accordance with instructions received from the Company at the direction of the Drag Holders:

(i)                    Sell, at the same time as the Drag Holders sell to the Offeror, in the Approved Sale, the same percentage of its Equity Securities of the Company as the Drag Holders sell, on the same terms and conditions as were agreed to by the Drag Holders; provided, however, that such terms and conditions, including with respect to price paid or received per Equity Security of the Company, may differ as between different classes of Equity Securities of the Company in accordance with their relative liquidation preferences as set forth in Article 8.2 of the Memorandum and Articles and provided further that some holders may be given the right or opportunity to exchange or roll a portion of their Equity Securities of the Company for Equity Securities of the acquirer or an Affiliate thereof in the Approved Sale but in such event there shall be no obligation to afford such right or opportunity to all of such holders.

(ii)                   Vote all of its Equity Securities of the Company (a) in favor of such Approved Sale, (b) against any other consolidation, recapitalization, amalgamation, merger, sale of securities, sale of assets, business combination, or transaction that would interfere with, delay, restrict, or otherwise adversely affect such Approved Sale, and (c)

against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the definitive agreement(s) related to such Approved Sale or that could result in any of the conditions to the closing obligations under such agreement(s) not being fulfilled, and, in connection therewith, to be present (in person or by proxy) at all relevant meetings of the shareholders of the Company (or adjournments thereof) or to approve and execute all relevant written consents in lieu of a meeting.

(iii)                  Not exercise any dissenters’ or appraisal rights under applicable Law with respect to such Approved Sale.

(iv)                  Take all necessary actions in connection with the consummation of such Approved Sale as reasonably requested by the Drag Holders, including but not limited to the execution and delivery of any share transfer or other agreements prepared in connection with such Approved Sale, and the delivery, at the closing of such Approved Sale involving a sale of stock, of all certificates representing stock held or controlled by such holder, duly endorsed for transfer or accompanied by a duly executed share transfer form, or affidavits and indemnity undertakings with respect to lost certificates.

(v)                   Restructure such Approved Sale, as and if reasonably requested by the Drag Holders, as a merger, consolidation, restructuring or similar transaction, or a sale of all or substantially all of the assets of the Company, or otherwise.

In any such Approved Sale, (i) each such holder shall bear a proportionate share (based upon the relative proceeds received in such transaction) of the Company’s expenses incurred in the transaction, including, without limitation, legal, accounting and investment banking fees and expenses, and (ii) each such holder shall severally, not jointly, join on a pro rata basis (based upon the relative proceeds received in such transaction) in any indemnification or other obligations that are part of the terms and conditions of such Approved Sale (other than those that relate specifically to a particular holder, such as indemnification with respect to representations and warranties given by such holder regarding such holder’s title to and ownership of shares, due authorization, enforceability, and no conflicts, which shall instead be given solely by such holder) but only up to the net proceeds paid to such holder in connection with such Approved Sale.  Without limiting the foregoing sentence, no such holder who is not an employee or officer or Controlling shareholder of a Group Company shall be required to make any representations or warranties other than with respect to itself (including due authorization, title to shares, enforceability of applicable agreements, and similar representations and warranties).

4.2          Other Provisions. In the event that any such holder fails for any reason to take any of the foregoing actions after reasonable notice thereof, such holder hereby grants an irrevocable power of attorney and proxy to any Director approving the Approved Sale to take all necessary actions and execute and deliver all documents deemed by such Director to be reasonably necessary to effectuate the terms hereof.  None of the transfer restrictions set forth in Section 2 or 3.1 of this Agreement or in the Other Restriction Agreements shall apply in connection with an Approved Sale, notwithstanding anything contained to the contrary herein and therein.

5.             Legend.  Each existing or replacement certificate for Equity Securities of the Company now owned or hereafter acquired by a Party and their permitted transferees shall bear the following legend

“THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THESE SECURITIES IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT (AS AMENDED FROM TIME TO TIME) BY AND BETWEEN THE SHAREHOLDER, THE COMPANY AND CERTAIN OTHER PARTIES THERETO.  COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE COMPANY.”

The Company may annotate its register of members with an appropriate, corresponding legend. At such time as Equity Securities are no longer subject to this Agreement, the Company shall, at the request of the holder of such Equity Securities, issue replacement certificates for such Equity Securities without such legend.

In order to ensure compliance with the terms of this Agreement, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and, if the Company acts as transfer agent for its own securities, it may make appropriate notations to the same effect in its own records.

6.             Miscellaneous.

6.1          Termination.  This Agreement shall terminate upon the closing of a Qualified IPO or a Deemed Liquidation Event as duly approved by the Company in accordance with the Memorandum and Articles, except for Section 3 which shall survive the Qualified IPO in accordance with its terms. If this Agreement terminates, the Parties shall be released from their obligations under this Agreement, except in respect of any obligation stated, explicitly or otherwise, to continue to exist after the termination of this Agreement. If any Party breaches this Agreement before the termination of this Agreement, it shall not be released from its obligations arising from such breach on termination.

6.2          Further Assurances.  Upon the terms and subject to the conditions herein, each of the Parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

6.3          Assignments and Transfers; No Third Party Beneficiaries.  Except as otherwise provided herein, this Agreement and the rights and obligations of the Parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives, but shall not otherwise be for the benefit of any third party.  The rights of any Investor hereunder are assignable (together with the related obligations) in connection with the transfer of Equity Securities of the Company held by such Investor in accordance with this Agreement but only to the extent of such transfer.  This Agreement and the rights and obligations of each other Party hereunder shall not otherwise be assigned without the mutual written consent of the other Parties except as expressly provided herein.

6.4          Governing Law.  This Agreement shall be governed by and construed under the Laws of the State of New York, the United States of America (“New York”), without regard to principles of conflict of Laws thereunder.

6.5          Dispute Resolution.

(i)                    Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of either party to the Dispute with notice (the “Arbitration Notice”) to the other.

(ii)                   The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules.  There shall be one (1) arbitrator.  The HKIAC Council shall select the arbitrator, who shall be qualified to practice Law in New York.

(iii)                  The arbitral proceedings shall be conducted in English.  To the extent that the HKIAC Rules are in conflict with the provisions of this Section, including the provisions concerning the appointment of the arbitrators, the provisions of this Section shall prevail.

(iv)                  Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(v)                   The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(vi)                  The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive Laws of New York, without regard to principles of conflict of Laws thereunder, and shall not apply any other substantive Law.

(vii)                 Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(viii)                During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

6.6          Notices.  Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address of the relevant Party as shown on Schedule C attached to the Shareholders’ Agreement (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties to this Agreement given in accordance with this Section).  Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day.  Notwithstanding the foregoing, to the extent a “with a copy to” address is designated, notice must also be given to such address in the manner above for such notice, request, consent or other communication hereunder to be effective.

6.7          Expenses.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

6.8          Rights Cumulative; Specific Performance.  Each and all of the various rights, powers and remedies of a Party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at Law or in equity in the event of the breach of any of the terms of this Agreement.  The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party. Without limiting the foregoing, the Parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

6.9          Severability.  In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

6.10        Amendments and Waivers.  Any provision in this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of (i) the Company; (ii) the Requisite Preferred Holders; (iii) the holders of at least a majority of then outstanding Series C Preferred Shares, and (iv) the holders of a majority of the voting power of the Class A Ordinary Shares and the Class B Ordinary Shares held by Lashou Employee Inc., a British Virgin Islands company (voting together as a single class).  Notwithstanding the foregoing, any Party may waive the observance as to such Party of any provision of this Agreement (either generally or in a particular instance and either retroactively or prospectively) by an instrument in writing signed by such Party without obtaining the consent of any other Party. Any amendment or waiver effected in accordance with this Section shall be binding upon all the Parties hereto.

6.11        No Waiver.  Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

6.12        Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

6.13        No Presumption.  The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

6.14        Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

6.15        Entire Agreement.  This Agreement together with the other instruments and agreements referenced herein constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  For the avoidance of doubt, the Parties hereby agree and acknowledge that the Principals are subject to further, additional restrictions under the terms of the Other Restriction Agreements. The Prior Agreement is hereby amended and restated in its entirety and shall be of no further force or effect.

6.16        Control.  In the event of any conflict or inconsistency between any of the terms of this Agreement and any of the terms of any of the Charter Documents for any of the Group Companies, or in the event of any dispute related to any such Charter Document, the terms of this Agreement shall prevail in all respects, the Parties shall give full effect to and act in accordance with the provisions of this Agreement over the provisions of such Charter Documents, and the Parties hereto shall exercise all voting and other rights and powers (including to procure any required alteration to such Charter Documents to resolve such conflict or inconsistency) to make the provisions of this Agreement effective, and not to take any actions that impair any provisions in this Agreement.

6.17        Adjustments for Share Splits, Etc.  Wherever in this Agreement there is a reference to a specific number of Shares of the Company, then, upon the occurrence of any subdivision, combination or share dividend of the relevant class or series of the Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted, as appropriate, to reflect the effect on the outstanding shares of such class or series of Shares by such subdivision, combination or share dividend.

6.18        Grant of Proxy.  Upon the failure of any Principal or Principal Holding Company to vote the Equity Securities of the Company held thereby to implement the provisions of and to achieve the purposes of this Agreement, such Person hereby grants to a Person designated by the Company a proxy coupled with an interest in all Equity Securities of the Company held by such Principal or Principal Holding Company, as applicable, which proxy shall be irrevocable until this Agreement terminates pursuant to its terms or this Section is amended to remove such grant of proxy in accordance with Section 6.10 hereof, to vote all such Equity Securities to implement the provisions of and to achieve the purposes of this Agreement.

6.19        Future Significant Holders.  Except with the written consent of the Requisite Preferred Holders, the Company covenants that it will cause all future holders of more than two percent (2%) of the Company’s Ordinary Shares and all future holders of Equity Securities convertible, exchangeable or exercisable for more than two percent (2%) of the Company’s Ordinary Shares (other than, in any case, the Investors) to enter into this Agreement and become subject to the terms and conditions hereof as a Principal.  The Parties hereto hereby agree that such future holders shall become Parties to this Agreement by executing a counterpart of this Agreement in a standard and customary form reasonably satisfactory to the Requisite Preferred Holders, without any amendment of this Agreement, or any consent or approval of any other party.

6.20        GSR Seal.  Notwithstanding anything to the contrary contained herein, this Agreement shall not be effective with respect to GSR Ventures III, L.P. unless the signature page of GSR Ventures III, L.P. is accompanied by a seal or chop of the fund or its general partner.

6.21        Use of English Language.  This Agreement has been executed and delivered in the English language.  Any translation of this Agreement into another language shall have no interpretive effect.  All documents or notices to be delivered pursuant to or in connection with this Agreement shall be in the English language or, if any such document or notice is not in the English language, accompanied by an English translation thereof, and the English language version of any such document or notice shall control for purposes thereof.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

LASHOU GROUP INC.

By:	/s/ Bo Wu
Name:	Bo Wu
Title	Chief Executive Officer

/s/ Bo Wu
Bo WU

Ling JING

By:	/s/ Bo Wu
Name:	Bo Wu
Title:	Attorney-in-fact

JING HOLDING COMPANY

By:	/s/ Bo Wu
Name:	Bo Wu
Title:	Attorney-in-fact

MULTI FORTUNE PARTNERS GROUP LTD.

By:	/s/ James Jian Zhang
Name:	James Jian Zhang
Title:

/s/ Xiaobo Jia
Xiaobo JIA

[Signature Page to Second Amended and Restated Right of First Refusal & Co-Sale Agreement]

LASHOU EMPLOYEE INC.

By:	/s/ Xiaobo Jia
Name:	Xiaobo Jia
Title:

/s/ Ming Guan
Ming GUAN

LASHOU GROUP EMPLOYEE HOLDING INC.

By:	/s/ Ming Guan
Name:	Ming Guan
Title:

TAISHAN INVEST AG

By:	/s/ Raymond Yang
Name:	Raymond Yang
Title:	Director

By:	/s/ Sebastian Kübler
Name:	Sebastian Kübler
Title:	Director

GSR Ventures III, L.P.

By:	GSR Partners III, L.P.
Its General Partner

By:	GSR Partners III, Ltd.
Its General Partner

By:	/s/ Richard Lim
Name:	Richard Lim
Title:	Authorized Signatory

[Signature Page to Second Amended and Restated Right of First Refusal & Co-Sale Agreement]

Banean Holdings Ltd

By:	/s/ Richard Lim
Name:	Richard Lim
Title:	Authorized Signatory

Address:

101 University Ave, 4th Floor
Palo Alto, CA 94301
Tel: +1-650-331-7300
Fax: +1-650-331-7301
Attn: Richard Lim

CFF PARTNERS INC.

By:	/s/ Jason Hsu
Name:	Jason Hsu
Title:	Managing Partner

TENAYA CAPITAL V, L.P.

By:	Tenaya Capital V GP, L.P., its General Partner

By:	Tenaya Capital V GP, LLC, its General Partner

By:	/s/ Dave Markland
Name:	Dave Markland
Title:	Attorney-in-fact

TENAYA CAPITAL V-P, L.P.

By:	Tenaya Capital V GP, L.P., its General Partner
By:	Tenaya Capital V GP, LLC, its General Partner

By:	/s/ Dave Markland
Name:	Dave Markland
Title:	Attorney-in-fact

[Signature Page to Second Amended and Restated Right of First Refusal & Co-Sale Agreement]

NORWEST VENTURE PARTNERS VII-A MAURITIUS

By:	/s/
Its:	Director

Address:

Norwest Venture Partners VII-A-Mauritius
c/o International Financial Services Limited IFS Court,
Twenty Eight, Cybercity, Ebene, Mauritius

cc:	Kurt Betcher, Director
Norwest Venture Partners VII-A-Mauritius
525 University Avenue, Suite 800
Palo Alto, CA 94301

REBATE NETWORKS GMBH

By:	/s/ Michael Brehm
Name:	Michael Brehm
Title:	Managing Director

MILESTONE TUAN LIMITED

By:	/s/ Liping Qiu
Name:	Liping Qiu
Title:	Director

REINET COLUMBUS LIMITED

By:	/s/
Name:
Title:	Director

IPROP HOLDINGS LIMITED

By:	/s/ SJ De Villiers
Name:	SJ De Villiers
Title:	Investment Executive

[Signature Page to Second Amended and Restated Right of First Refusal & Co-Sale Agreement]

SCHEDULE A

List of Principals and Principal Holding Companies

Principal	ID/Passport Number	Principal Holding Company	Beneficial Ownership Interest Percentage Held by Principal in the Principal Holding Companies
Wu, Bo [吴波]	452068339	Jing Holding Company	100%
Jing, Ling [经玲]	443396911	NA	NA
Jia, Xiaobo [贾小波]	410103196009049010	Lashou Employee Inc.	100%
Guan, Ming [关明]	210102197810186038	Lashou Group Employee Holding Inc.	100%
		Multi Fortune Partners Group Ltd.

SCHEDULE B

List of Investors

•        Taishan Invest AG

•        GSR Ventures III, L.P.

•        Banean Holdings Ltd

•        Rebate Networks GmbH

•        CFF Partners Inc.

•        Norwest Venture Partners VII-A MAURITIUS

•        Tenaya Capital V L.P.

•        Tenaya Capital V-P L.P.

•        Milestone Tuan Limited

•        IPROP Holdings limited

•        Reinet Columbus Limited